Exhibit 1


Press Release

        Bunge Raises Second Quarter and Full-Year 2003 Earnings Guidance

Completes Sale of Its Brazilian Ingredients Operations to The Solae Company

WHITE PLAINS, N.Y., May 5, 2003 -- Bunge Limited (NYSE: BG) today announced the sale of its Brazilian ingredients operations to The Solae Company, its joint venture with DuPont, for $256 million in cash. On April 2, 2003, Bunge announced the signing of definitive agreements with DuPont to form The Solae Company, and both DuPont and Bunge completed their initial contribution of operations, comprising DuPont's Protein Technologies business and Bunge's North American and European ingredients operations, to Solae.

Commenting on the closing, William Wells, Chief Financial Officer of Bunge, stated: "The gain on the sale of these operations to The Solae Company -- approximately $111 million, net of tax, or $1.12 per share -- has improved our outlook for net income for the year. As a result, we are raising our second quarter 2003 net income guidance to be within a range of $166 million to $171 million, or $1.67 to $1.72 per share, based on 99.6 million shares outstanding. For the full year 2003, we are raising our guidance to be within a range of $371 million to $381 million, or $3.73 to $3.83 per share." Prior to the closing of this transaction, Bunge's existing guidance for the 2003 fiscal year was $260 to $270 million, or $2.62 to $2.72 per share.

The Solae Company debuted in April 2003 and is expected to be one of the world's premier developers and marketers of branded, soy-based specialty food ingredients. Initially, the company's annual revenues are expected to exceed $800 million.

About Bunge

Bunge Limited (www.bunge.com) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain with worldwide distribution capabilities. Founded in 1818 and headquartered in White Plains, New York, Bunge has over 25,000 employees and locations in 28 countries. Bunge is the largest processor of soybeans in the Americas, the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate" and "continue" and similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and alliances; estimated demand for commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry; economic and political conditions; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.


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